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                                                                    Exhibit 99.1
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PMI Announces Exercise of Initial Purchasers' Over-Allotment Option to Purchase
an Additional $60 million of 2.50% Senior Convertible Debentures due 2021

SAN FRANCISCO, July 16, 2001 - The PMI Group, Inc. (NYSE: PMI) announced today that the initial purchasers in its recent offering of 2.50% Senior Convertible Debentures due 2021 have exercised their option to purchase an additional $60 million of debentures. PMI announced on July 10, 2001 that it had sold $300 million aggregate principal amount of 2.50% Senior Convertible Debentures due 2021 in an offering to qualified institutional buyers and that it had granted the initial purchasers of the debentures an option to purchase an additional $60 million aggregate principal amount of debentures to cover over-allotments. The closing of the sale of $300 million of debentures took place on July 16, 2001, and PMI expects the closing of the sale of the additional $60 million of debentures to take place on July 18, 2001. PMI stated that it intends to use the net proceeds of the offering for repayment or retirement of existing indebtedness and for general corporate purposes.

The PMI Group, Inc. is headquartered in San Francisco. Through its subsidiaries, PMI is one of the largest private mortgage insurers in the United States, Australia, New Zealand and the European Union as well as the largest mortgage guaranty reinsurer in Hong Kong. PMI is a leader in mortgage risk management technology providing various products and services for the home mortgage finance industry as well as title insurance.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction for subject to , the registration requirements of the Securities Act and applicable state securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement: PMI's statements in this press release that are not historical facts, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include PMI's intended use of proceeds and the expected closing date of the sale of the additional debentures. The closing of the sale of the additional debentures is subject to customary conditions. There can be no assurance that PMI will complete the sale of the additional debentures. In addition, PMI's business is subject to the risks described in its filings with the Securities and Exchange Commission.